UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 5, 2009

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

413 Pine Street

Suite 500

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 5, 2009, Marchex, Inc., a Delaware corporation (the “Company”) entered into an Amended and Restated Lease with 520 Pike Street, Inc., a Delaware corporation pursuant to which the Company has agreed to rent up to approximately 52,000 square feet of office space in the 520 Pike Tower located at 520 Pike Street, Seattle, Washington (the “Lease Agreement”).

The term of the lease commences on January 1, 2010 and expires on March 31, 2018; provided, however, that the Company has a one-time right, subject to the satisfaction of certain conditions, including payment of a termination fee of approximately $1,400,000, to terminate the lease as of April 1, 2015. The Company also has an option to extend the term of the lease for one period of five years following the expiration of the initial term with a rent equal to the then-fair market value.

Under the Lease Agreement, the Company is obligated to pay fixed rent commencing April, 2010 at the approximate annual rate of: (i) $900,000 for year 1; (ii) $1,200,000 for year 2; (iii) $1,400,000 for year 3; (iv) $1,500,000 for year 4; (v) $1,600,000 for years 5 and 6; and (vi) $1,700,000 for years 7 and 8.

The description of the Lease Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which will be filed as an exhibit to the Company’s next applicable periodic report or registration statement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2009	MARCHEX, INC.

	By:	/s/ Russell C. Horowitz
	Name:	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer